Exhibit 10.23

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

Amendment No. 1 to Employment Agreement, dated as of June 12, 2024 (the “Amendment”), between Aeries Technology Solutions, Inc., a North Carolina corporation (the “Company”) and Unnikrishnan Balakrishnan Nambiar (the “Executive” and together with the Company, the “Parties,” and each, a “Party”).

WHEREAS, the Parties have entered into that certain Employment Agreement, dated as of November 6, 2023 (as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its provisions, the “Existing Agreement”); and

WHEREAS, the Parties desire to amend the Existing Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2. Amendments to the Existing Agreement. As of the Effective Date (as defined in Section 3), the Existing Agreement is hereby amended or modified as follows:

(a) Section 1(b) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

The Executive shall perform and discharge faithfully the duties and responsibilities which may be assigned by the Parent’s Chief Executive Officer (the “CEO”), the Parent’s Board of Directors (the “Board”), or other competent authority of the Company Group (collectively, the “Supervisory Authority”), including those set forth on Schedule 1, to the Executive from time to time in connection with the conduct of the Company’s and Parent’s business; provided in each case that such duties and responsibilities are commensurate with the duties and responsibilities of persons in similar capacities in similarly sized companies. The Executive shall report to the Supervisory Authority. The Executive hereby agrees that he shall at all times comply with and abide by all terms and conditions set forth in this Agreement and all applicable work policies, procedures and rules as may be issued by the Company and/or Parent. The Executive also agrees that he shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of his duties hereunder.

(b) Section 3(b)(i) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

Annual Incentive Award. For the fiscal year ending March 31, 2024, the Executive shall be entitled to such annual bonus opportunity as the Executive is entitled based on the Company’s policies in effect immediately prior to the date hereof, payable in accordance with such policies. Commencing with the fiscal year beginning April 1, 2024, the provisions of this Section 3(b)(i) shall govern and the Executive shall be entitled to an annual bonus opportunity up to 200% of his annual Base Salary, the exact amount of which shall be determined by the Board or the Board’s compensation committee (the “Compensation Committee”), payable in accordance with the terms set forth on Schedule 2. The amount of and performance criteria with respect to any such bonus for any fiscal year commencing on or after April 1, 2024 shall be determined by the Board or the Compensation Committee. Any bonus determined by the Board or Compensation Committee to have been earned by the Executive will be due to the Executive no later than the 90th day after the Board’s or Compensation Committee’s determination. The Executive must be actively employed by the Company on the last day of the fiscal year to receive a bonus for such fiscal year.

(c) Section 3(c) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

Post-Transaction Awards. Executive will be eligible to receive the following equity awards under Parent’s 2023 Equity Incentive Plan (the “2023 Plan”), subject to Executive’s continued service with the Company, Parent or one of their respective subsidiaries through such grant date and approval by the Board or Compensation Committee, as applicable:

(i) an initial award of 660,847 Restricted Share Units (as defined in the 2023 Plan) which shall be fully vested on the grant date; and

(ii) subject to stockholder approval of an amendment to the 2023 Plan, a subsequent award of 400,000 Options (as defined in the 2023 Plan), which will (A) have an exercise price of not less than Fair Market Value (as defined in the 2023 Plan), (B) vest over a period of 5 years, based on time and performance criteria to be established by Compensation Committee, and subject to Employee’s continued service with the Company, Parent or one of their respective subsidiaries through the applicable vesting date, and (C) be exercisable over a period of 10 years from the grant date.

All such equity awards will be subject to the terms and conditions of the 2023 Plan and the applicable form of award agreement thereunder.

(d) Schedule 3 of the Existing Agreement is hereby deleted in its entirety.

3. Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the Existing Agreement as amended by this Amendment.

4. Miscellaneous.

(a) This Amendment is governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of laws provisions of such State.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Aeries Technology Solutions, Inc.

By:	/s/ Sudhir Appukuttan Panikassery
Name:	Sudhir Appukuttan Panikassery
Title:	Chief Executive Officer

UNNIKRISHNAN BALAKRISHNAN NAMBIAR

/s/ Unnikrishnan Balakrishnan Nambiar

4